UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): February 24, 2010
HERCULES OFFSHORE, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	0-51582	56-2542838
(State of incorporation	(Commission file number)	(I.R.S. employer identification
or organization)		number)

9 GREENWAY PLAZA, SUITE 2200
HOUSTON, TEXAS	77046
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (713) 351-5100
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 24, 2010, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Hercules Offshore, Inc. (the “Company”) approved an increase to the annual performance bonus for Terrell L. Carr, Vice President, Worldwide Operations, enabling him to earn up to 120% of his annual base salary, with a target bonus of 60% and a threshold bonus of 30%. The Committee made this change effective prospectively for Mr. Carr’s bonus payable under the 2010 HERO Bonus Plan as well as retroactively for the bonus payable to Mr. Carr under the 2009 HERO Bonus Plan (the “2009 Bonus Plan”). Mr. Carr was previously slated to receive a maximum annual performance bonus of up to 100% of his annual base salary, with a target bonus of 50% and a threshold bonus of 25% under the 2009 Bonus Plan.
     Also on February 24, 2010, the Committee approved stock option grants (the “Annual Equity Grants”) and a cash performance incentive and retention bonus plan (the “Cash Performance Incentive and Retention Plan”) for certain of its executive officers and approved equity grants for the Company’s non-employee directors. The Annual Equity Grants were annual grants made by the Committee pursuant to the Company’s Policy Regarding the Granting of Equity-Based Compensation Awards (the “Equity Grant Policy”), which provides for approval by the Committee of annual equity grants at its meeting during the first or second quarter of each year.
Annual Equity Grants
     The Annual Equity Grants were made pursuant to the Company’s 2004 Long-Term Incentive Plan (the “LTIP”) to each of John T. Rynd, Chief Executive Officer and President, Lisa W. Rodriguez, Senior Vice President and Chief Financial Officer, James W. Noe, Senior Vice President, General Counsel and Chief Compliance Officer, Todd A. Pellegrin, Vice President – Worldwide Liftboat Operations, and Mr. Carr. Each of the executive officers received options to purchase common stock of the Company in the following amounts:

Name of Executive Officer	Number of Options Granted
John T. Rynd	300,000
Lisa W. Rodriguez	150,000
James W. Noe	150,000
Terrell L. Carr	150,000
Todd A. Pellegrin	60,000
     Pursuant to the provisions of the Equity Grant Policy, all of these stock options have an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Global Select Market on the February 24, 2010 grant date. The shares subject to the Annual Equity Grants will vest according to a 3-year vesting schedule on an annual pro rata basis on each of the first three anniversaries of the grant date. The remaining terms and provisions of the Annual Equity Grants will be set forth in a Stock Option Award Agreement for each executive officer.
Cash Performance Incentive and Retention Plan
     The Committee approved a Cash Performance Incentive and Retention Plan for certain officers, including Ms. Rodriguez and Messrs. Rynd, Noe, Carr, and Pellegrin. The Cash Performance Incentive and Retention Plan is payable only in the event that these executive officers are still employed by the Company on February 24, 2011 and February 24, 2012, as applicable. Any unvested portion of the Performance Incentive and Retention Plan is forfeited by an executive officer who leaves the employment of the Company or is terminated by the Company for any reason prior to February 24, 2011 and February 24, 2012, as applicable.
     The Cash Performance Incentive and Retention Plan amount payable to each of these executive officers is based upon a target cash payout (the “Target Cash Payout”) for each executive officer and upon the achievement of certain financial objectives to be established by the Committee in each of fiscal years 2010 and 2011. Each of the executive officers is guaranteed to receive 50% of his or her Target Cash Payout each year and can receive a maximum of 150% of his or her Target Cash Payout each year based upon the extent to which the Company achieves the budgeted financial objectives. The Target Cash Payouts for the executive officers for 2011 and 2012 are as follows:

Name of Executive	Target Payout	Target Payout
Officer	Year 1	Year 2
John T. Rynd	$522,400	$783,600
Lisa W. Rodriguez	$232,800	$349,200
James W. Noe	$162,000	$243,000
Terrell L. Carr	$200,000	$300,000
Todd A. Pellegrin	$103,680	$155,520
Director Equity Grants
     The Committee also approved equity grants to the Company’s non-employee directors on February 24, 2010. Each non-employee director received a grant of 5,000 options to purchase common stock of the Company. These options have an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Global Select Market on the February 24, 2010 grant date and vest on December 31, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.
Date: March 2, 2010	By:	/s/ James W. Noe
James W. Noe
Senior Vice President, General Counsel and Chief Compliance Officer